Exhibit 99.1

PFF Bank & Trust to Open Five New Branches in The Inland Empire

Pomona, California,  May 24, 2006, PFF Bancorp, Inc. (NYSE:PFB), the holding company for PFF Bank & Trust (the Bank), Diversified Builder Services and Glencrest Investment Advisors, Inc., announced today that the Bank has signed lease agreements to open five new branches in the Inland Empire pending approval from the Office of Thrift Supervision (OTS).

Two of the new branches will be located in the High Desert region of San Bernardino County.  The Hesperia branch, expected to open in Spring 07, will be located at the corner of Main and Topaz Streets.  Also slated to open in Spring 2007, the Apple Valley branch will be located at the corner of Reata and Apple Valley Road.

The Bank will open two new branches in Riverside County.  The Bank's second branch in the City of Riverside will be located at the corner of Van Buren Blvd. and Wood Road.    The San Jacinto branch will be located at the corner of Romona Expressway and North State Street.  The Riverside branch is expected to open in Winter 2006/07 and the San Jacinto branch in Autumn 2007.

Also planned for Winter 2006/07 is a second branch facility in the City of Ontario, at the corner of Philadelphia Street and Grove Avenue.

President/CEO Kevin McCarthy commented, "We intend to further expand our branch footprint in the high growth areas of the Inland Empire where the levels of household and business formation provide us with tremendous opportunity to continue to grow both our loan and deposit franchises."

PFF's branch network is presently comprised of thirty full-service branches encompassing eastern Los Angeles, northern Orange, San Bernardino and Riverside counties.  With the five new branches, the branch franchise will expand to 35 offices. The Bank also provides trust services through its expanding branch network and from trust offices in Claremont, Hemet and Palm Desert.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company's strategic objectives.  These forward-looking statements are based upon current management expectations, and may therefore involve risks and uncertainties.  The Company's actual results or performance, may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the California real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended March 31, 2005.  The Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Source: PFF Bancorp, Inc.

Contact: Kevin McCarthy, President, CEO of PFF Bancorp, Inc.;

Gregory C. Talbott, Executive Vice President, CFO of PFF Bancorp, Inc.

Tel: 909-623-2323

Web site: http://www.pffbancorp.com

(PFB)